UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 24, 2008 (December 23, 2008)

CIT GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31369	65-1051192
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

505 Fifth Avenue
New York, New York 10017

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 771-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

     On December 23, 2008, as part of the Capital Purchase Program established by the U.S. Department of Treasury (the “Treasury”) under the Emergency Economic Stabilization Act of 2008 (the “EESA”), CIT Group Inc. (the “Company” or the “Registrant”) entered into a Letter Agreement (including the Securities Purchase Agreement – Standard Terms incorporated by reference therein, the “Purchase Agreement”) with the Treasury pursuant to which the Company agreed to issue and sell to the Treasury (i) 2,330,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series D, par value $0.01 per share, having a liquidation preference of $1,000 per share (the “Series D Preferred Stock”) and (ii) a ten-year warrant to purchase up to 88,705,584 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an initial exercise price of $3.94 per share (the “Warrant”), for an aggregate purchase price of $2.33 billion in cash. All of the proceeds from the sale of the Series D Preferred Stock will be treated as Tier 1 capital for regulatory purposes.

     The Company expects to execute the remaining agreements with Treasury and issue the Series D Preferred Stock and the Warrant on or about December 31, 2008.

     Cumulative dividends on the Series D Preferred Stock will accrue on the liquidation preference at a rate of 5% per annum for the first five years, and at a rate of 9% per annum thereafter, but will be paid only when declared by the Company’s Board of Directors. Declared dividends on the Series D Preferred Stock will be payable quarterly, in arrears. The Series D Preferred Stock has no maturity date and ranks senior to the Common Stock (and pari passu with the Company’s 6.350% Non-Cumulative Preferred Stock, Series A, the Company’s Non-Cumulative Preferred Stock, Series B and the Company’s 8.75% Non-Cumulative Perpetual Convertible Preferred Stock, Series C) with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company.

     The Series D Preferred Stock generally is non-voting, other than class voting on certain matters that could adversely affect the Series D Preferred Stock. If dividends on the Series D Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the Company’s authorized number of directors will be automatically increased by two and the holders of the Series D Preferred Stock, voting together with the holders of any then outstanding voting parity stock, will have the right to elect those directors at the Company’s next annual meeting of stockholders or at a special meeting of stockholders called for that purpose. These two directors will be elected annually and will serve until all accrued and unpaid dividends on the Series D Preferred Stock have been paid in full.

     After the date that is three years from the date of issuance of the Series D Preferred Stock, the Company may, at its option, redeem, in whole or in part, from time to time, the Series D Preferred Stock then outstanding. Prior to this date, the Company may redeem the Series D Preferred Stock if (i) the Company has raised aggregate gross proceeds in one or more Qualified Equity Offerings (as defined in the Purchase Agreement and set forth below) of not less than the Minimum Amount (as defined in the Purchase Agreement) and (ii) the aggregate redemption price does not exceed the aggregate net cash proceeds from such Qualified Equity Offerings. Any redemption of the Series D Preferred Stock shall be at a redemption price equal to (i) the Liquidation Preference per share plus (ii) any accrued and unpaid dividends. Holders of the Series D Preferred Stock do not have any right to require the redemption or repurchase of any shares of the Series D Preferred Stock. Any redemption of the Series D Preferred Stock is subject to the consent of the Board of Governors of the Federal Reserve System.

     The Purchase Agreement defines a “Qualified Equity Offering” to mean the sale and issuance for cash by the Company, to persons other than the Company or any Company subsidiary, after the closing, of shares of Perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 Capital of the Company at the time of issuance under the applicable risk-based capital guidelines of the Board of Governors of the Federal Reserve System (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced on or prior to October 13, 2008).

     The Warrant will be immediately exercisable for up to 88,705,584 shares of Common Stock. The Initial Exercise Price of the Warrant is $3.94 per share. The ultimate number of shares of Common Stock to be issued under the terms of the Warrant and the exercise price of the Warrant are subject to certain adjustments as set forth in the Warrant, including among others, upon the issuance in certain circumstances, of Common Stock or securities convertible into Common Stock. The Warrant expires ten years from the issuance date. In the event the Company completes one or more Qualified Equity Offerings on or prior to December 31, 2009 that result in the Company receiving aggregate gross proceeds of not less than the aggregate liquidation preference of the Series D Preferred Stock, the number of the shares of Common Stock underlying the portion of the Warrant then held by the Treasury will be reduced by one-half of the shares of Common Stock originally covered by the Warrant. Pursuant to the Purchase Agreement, the Treasury has agreed not to exercise voting power with respect to any shares of Common Stock issued upon exercise of the Warrant.

     The Series D Preferred Stock and the Warrant will be issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Company has agreed to register the resale or secondary offering of the Series D Preferred Stock, the Warrant and the shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares”) as soon as practicable after the date of issuance of the Series D Preferred Stock and the Warrant. Neither the Series D Preferred Stock nor the Warrant will be subject to any contractual restrictions on transfer, except that the Treasury may only transfer or exercise an aggregate of one-half of the Warrant Shares prior to the earlier of (i) the date on which the Company has received aggregate gross proceeds of not less than $2.33 billion from one or more Qualified Equity Offerings and (ii) December 31, 2009.

     Pursuant to the terms of the Purchase Agreement, the Company has agreed that, until such time as the Treasury ceases to own any debt or equity securities of the Company acquired pursuant to the Purchase Agreement or the Warrant, the Company will take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of EESA as implemented by any guidance or regulation under the EESA that has been issued and is in effect as of the date of issuance of the Series D Preferred Stock and the Warrant, and has agreed to not adopt any benefit plans with respect to, or which covers, its senior executive officers that do not comply with the EESA. The Board of Directors and the Compensation Committee of the Board of Directors have taken action to amend all outstanding company benefit plans or compensation arrangements to provide that such arrangements will comply with Section 111(b) of EESA and such guidance. Additionally, the Senior Executive Officers of the Company (as defined in the Purchase Agreement), have each consented to these amendments, have executed waivers and consent voluntarily waiving any claim against the Treasury or the Company for any changes to such Senior Executive Officer’s compensation or benefits that are required to comply with the regulation issued by the Treasury under the Capital Purchase Program as published in the Federal Register on October 20, 2008, acknowledging that the regulation may required modification of the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements (including so-called “golden parachute” agreements) as they related to the period the Treasury holds any debt or equity securities of the Company acquired through the Capital Purchase Program and consenting to the foregoing amendments.

     The Purchase Agreement, is included as Exhibit 10.1 hereto and is incorporated by reference herein. The foregoing summary of certain provisions of these documents is qualified in its entirety by reference thereto.

Item 3.02 Unregistered Sales of Equity Securities.

     The information set forth under “Item 1.01 Entry Into a Material Definitive Agreement” is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders.

     Prior to the date that is three years from the date of issuance of the Series D Preferred Stock, unless the Company has redeemed the Series D Preferred Stock or Treasury has transferred the Series D Preferred Stock to a third party, the consent of the Treasury will be required for the Company to (1) increase its Common Stock dividend or (2) redeem, purchase or acquire any shares of its Common Stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Purchase Agreement.

     In addition, our ability to declare or pay dividends or repurchase our common stock or other equity or capital securities will be subject to restrictions in the event that we fail to declare and pay (or set aside for payment) full dividends on the Series D Preferred Stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     The information concerning executive compensation set forth under “Item 1.01 Entry Into a Material Definitive Agreement” is incorporated by reference into this Item 5.02.

     CIT Group Inc. (“CIT”) and Joseph M. Leone have agreed to a one-year extension of his employment agreement, which was scheduled to expire on December 31, 2008. The employment agreement was amended to comply with Section 409A of the Internal Revenue Code.

Item 8.01 Other Events.

     On December 24, 2008, the Company issued a press release announcing the final results of its offer to exchange certain of its outstanding notes (the “Notes Exchange”). The Notes Exchange expired at 5:00 p.m., New York City time, on Tuesday, December 23, 2008. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated by reference herein.

     On December 24, 2008, the Notes Exchange was consummated. Approximately $2.412 billion aggregate principal amount of old notes were validly tendered and not withdrawn. Approximately $2.352 billion aggregate principal amount of old notes were tendered pursuant to the mixed election, approximately $1.641 billion of which were accepted after proration. Approximately $59.937 million aggregate principal amount of old notes were tendered pursuant to the notes election, all of which were accepted for payment. Based on the final results, the Notes Exchange generated approximately $1.149 billion of regulatory capital in the form of new subordinated notes and approximately $547 million in cash was paid to holders of tendered old notes.

Item 9.01 Financial Statements and Exhibits.

     (d)     Exhibits.
     The following exhibits are filed herewith.

Exhibit No.	Description of Exhibit
10.1	Letter Agreement, dated December 23, 2008, between CIT Group Inc. and the United States Department of the Treasury, and the Securities Purchase Agreement – Standard Terms attached thereto.

99.1	Press release dated December 24, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 24, 2008

CIT GROUP INC.

By:	/s/ Glenn A. Votek

Name: Glenn A. Votek
Title: Executive Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Letter Agreement, dated December 23, 2008, between CIT Group Inc. and the United States Department of the Treasury, and the Securities Purchase Agreement – Standard Terms attached thereto.
99.1	Press release dated December 24, 2008.